Exhibit 99.1

CAI International, Inc. Reports Results for the Second Quarter of 2015; Announces the Acquisition of ClearPointt Logistics LLC and a One Million Share Repurchase Authorization

SAN FRANCISCO--(BUSINESS WIRE)--July 28, 2015--CAI International, Inc. (CAI) (NYSE: CAP), one of the world’s leading transportation finance and logistics companies, today reported results for the second quarter of 2015.

Highlights

  CAI reported rental revenue for the second quarter of 2015 of $56.7 million, an increase of $5.2 million, or 10%, compared to the second quarter of 2014.
  CAI reported net income attributable to CAI common stockholders for the second quarter of 2015 of $12.9 million, a decrease of $0.6 million, or 4%, compared to the second quarter of 2014.
  Net income attributable to CAI common stockholders per fully diluted share was $0.60 for the second quarter of 2015, unchanged from the second quarter of 2014. Adjusting for a prior period, non-recurring charge of approximately $0.8 million relating to container management fees, adjusted net income attributable to CAI common stockholders1 for the second quarter of 2015 was $13.4 million, or $0.63 per fully diluted share.
  CAI closed an agreement to purchase ClearPointt Logistics LLC, a domestic intermodal logistics company, for approximately $4.1 million.
  CAI entered into a multi-year agreement for the manufacture of 2,000 railcars for delivery between 2016 and 2018. Total investment under the equipment order is expected to be in excess of $200 million.
  Adjusted EBITDA1 for the second quarter of 2015 was $51.4 million, an increase of 8% compared to the second quarter of 2014.
  Average utilization during the second quarter of 2015 was 93.3% (on a CEU basis) compared to 91.2% for the second quarter of 2014.
  CAI acquired approximately 22,000 CEU of containers at a cost of $46 million, and 1,022 railcars at a cost of $67 million, during the second quarter of 2015.
  CAI’s Board of Directors approved a share repurchase program under which CAI is authorized to repurchase up to one million shares of its outstanding common stock.

Total revenue for the second quarter of 2015 was $59.4 million, compared to $55.3 million for the second quarter of 2014, an increase of 7%. Rental revenue for the second quarter of 2015 was $56.7 million, compared to $51.5 million for the second quarter of 2014. The increase in rental revenue was primarily due to an increase in the average number of owned containers on lease and the growth in our railcar business. Management fee revenue for the second quarter of 2015 was $0.3 million, compared to $1.6 million for the second quarter of 2014. Management fee revenue in the second quarter of 2015 was reduced by a non-recurring charge of $0.8 million, relating to an adjustment of prior period management fees on some of CAI’s container management agreements. Finance lease income for the second quarter of 2015 was $2.3 million, unchanged compared to the second quarter of 2014.

CAI’s Board of Directors has approved a share repurchase program under which CAI is authorized to repurchase up to one million shares of its outstanding common stock from time to time and at prices considered appropriate by the company. The stock repurchases may be made in the open market, block trades or privately negotiated transactions. The primary purpose of the share repurchase program is to allow CAI the flexibility to repurchase its common stock as a means to return value to stockholders. The number of shares of common stock actually acquired, if any, by CAI will depend on subsequent developments, corporate needs, economic outlook and market conditions.

Victor Garcia, Chief Executive Officer of CAI commented, “For the quarter we reported net income of $12.9 million, or $0.60 per fully diluted share. Our results for the three month period include a non-recurring charge related to an adjustment of prior period management fees on some of our container management agreements. Excluding this one-time item, our adjusted net income1 for the quarter was $13.4 million, or $0.63 per fully diluted share.

“The second quarter has traditionally been the fiscal quarter when we observe the seasonal upturn in demand for containers. However, the seasonal pattern did not materialize this quarter and utilization declined slightly during the quarter. We attribute the lower demand for equipment to weaker economic growth, particularly around China. Overall demand from port locations in China has been weak and most of the inventory that has been returned has been to Asia. Demand in other global locations, such as within the United States, and in particular within Europe, has been stronger but has not offset the slowness around China.

“As a result of the soft economic conditions in China, steel prices, and new container prices, have declined, which placed some pressure on per diem rates and secondary container prices during the quarter. However, overall the secondary demand for containers remains strong and the decline in prices has been limited. During the quarter, we reported a slight loss on sale of equipment as we moved out some older, damaged units from our fleet and some units from sale leasebacks that had higher net book values. We would expect pricing on secondary containers to remain under pressure if steel and new container prices decline further in future periods.”

Mr. Garcia continued, “We are excited about the acquisition of ClearPointt Logistics. ClearPointt is a U.S. based intermodal logistics company focused on the domestic intermodal market. The company has 22 employees and agents serving over 280 customers in the United States. ClearPointt is an asset light company that generated $32 million of revenue in 2014. We believe that the acquisition of ClearPointt complements and advances CAI’s strategy of being a fully operational logistics provider, and we expect numerous synergies in bringing the two companies together. CAI intends to utilize ClearPointt’s operations and marketing capabilities to expand its logistics business within ClearPointt’s 53-foot domestic intermodal market, as well as by utilizing CAI’s traditional container assets. With ClearPointt we believe we will better manage utilization of our container fleet and better position our equipment into higher demand sale or lease locations. We believe that the acquisition will have a neutral effect on 2015 earnings per share but expect it to be accretive in 2016 and beyond.

“We continue to benefit from the ongoing delivery and lease-out of rail equipment. Revenue from our rail business during the quarter was $3.8 million, an increase of 29% from the first quarter. Operating income from our rail business during the quarter was $1.4 million, an increase of 72% compared to the first quarter. The operating income margin of our rail business also increased in the second quarter, and we expect to benefit from further margin expansion with the continued delivery of rail equipment in 2015, and the delivery of 2,000 railcars between 2016 and 2018 under a new multi-year railcar order. The rail business continues to extend leases at or above prior rates, and together with new additions to the fleet will be a more significant contributor to our business.”

Mr. Garcia concluded, “Although we faced some headwinds in our container leasing business, the second quarter was an exciting quarter for our company. We have great momentum in our rail operation which allows us opportunities to better balance and diversify our overall business. We have also added a strategically important acquisition to our company in ClearPointt, which we believe helps solidify and differentiate CAI as a finance and logistics company, expanding our customer base, adding value to our existing customers and increasing returns to our shareholders. With the ClearPointt acquisition, CAI now has approximately 20 marketing employees and agents in the United States, which we believe is a significantly larger marketing team than at our traditional competitors, giving us relationships with more U.S. customers and offering a wider range of services. We will use that strength to our advantage. Our marketing group will be focused on expanding its customer base and cross marketing products to our customers. We intend to build on this outstanding franchise in future quarters.”

1 Refer to the “Reconciliation of GAAP Amounts to Non GAAP Amounts” and “Use of Non-GAAP Financial Measures” set forth below.

CAI International, Inc.
Consolidated Balance Sheets
(In thousands, except share information)
(UNAUDITED)

	June 30,	December 31,
	2015	2014
Assets
Current assets
Cash	$20,271	$27,810
Cash held by variable interest entities	40,859	26,011
Accounts receivable (owned fleet), net of allowance for doubtful accounts of $896 and $680 at June 30, 2015 and December 31, 2014, respectively
	48,172	49,524
Accounts receivable (managed fleet)	7,348	8,498
Current portion of direct finance leases	20,288	18,150
Prepaid expenses and other current assets	17,404	14,806
Total current assets	154,342	144,799
Restricted cash	7,723	8,232
Rental equipment, net of accumulated depreciation of $311,726 and
$274,333 at June 30, 2015 and December 31, 2014, respectively	1,721,187	1,564,777
Net investment in direct finance leases	82,288	76,814
Furniture, fixtures and equipment, net of accumulated depreciation of
$2,232 and $2,019 at June 30, 2015 and December 31, 2014, respectively	780	945
Intangible assets, net of accumulated amortization of $4,807 and $4,817
at June 30, 2015 and December 31, 2014, respectively	137	273
Total assets	$1,966,457	$1,795,840

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$6,722	$8,414
Accrued expenses and other current liabilities	8,116	9,029
Due to container investors	8,791	12,984
Unearned revenue	10,352	7,172
Current portion of debt	231,181	203,199
Current portion of capital lease obligations	92	1,015
Rental equipment payable	17,999	7,381
Total current liabilities	283,253	249,194
Debt	1,165,324	1,058,754
Deferred income tax liability	43,848	43,419
Capital lease obligations	-	1,568
Total liabilities	1,492,425	1,352,935

Stockholders' equity
Common stock: par value $.0001 per share; authorized 84,000,000 shares; issued and outstanding
21,201,743 and 20,788,277 shares at June 30, 2015 and December 31, 2014, respectively	2	2
Additional paid-in capital	161,481	154,894
Accumulated other comprehensive loss	(7,638)	(5,677)
Retained earnings	319,328	292,897
Total CAI stockholders' equity	473,173	442,116
Non-controlling interest	859	789
Total stockholders' equity	474,032	442,905
Total liabilities and stockholders' equity	$1,966,457	$1,795,840

CAI International, Inc.
Consolidated Statements of Income
(In thousands, except per share data)
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Revenue
Rental revenue	$56,734	$51,493	$111,617	$102,177
Management fee revenue	287	1,595	1,544	3,120
Finance lease income	2,345	2,224	4,697	4,279
Total revenue	59,366	55,312	117,858	109,576

Operating expenses
Depreciation of rental equipment	22,029	19,056	43,252	37,719
Amortization of intangible assets	45	99	129	198
Loss (gain) on sale of used rental equipment	192	(1,534)	(165)	(3,324)
Storage, handling and other expenses	6,994	6,797	13,759	12,790
Marketing, general and administrative expenses	6,972	6,397	14,099	13,103
Loss on foreign exchange	100	153	59	317
Total operating expenses	36,332	30,968	71,133	60,803

Operating income	23,034	24,344	46,725	48,773

Interest expense	9,048	8,883	17,829	17,678
Interest income	(1)	(1)	(4)	(5)
Net interest expense	9,047	8,882	17,825	17,673

Net income before income taxes and non-controlling interest	13,987	15,462	28,900	31,100
Income tax expense	1,057	1,968	2,399	3,375

Net income	12,930	13,494	26,501	27,725
Net income attributable to non-controlling interest	(41)	(48)	(70)	(8)
Net income attributable to CAI common stockholders	$12,889	$13,446	$26,431	$27,717

Net income per share attributable to
CAI common stockholders
Basic	$0.61	$0.61	$1.26	$1.26
Diluted	$0.60	$0.60	$1.24	$1.23

Weighted average shares outstanding
Basic	21,095	21,910	21,000	22,061
Diluted	21,398	22,355	21,346	22,506

CAI International, Inc.
Consolidated Statements of Cash Flows
(In thousands, except per share data)
(UNAUDITED)

	Six Months Ended June 30,
	2015	2014
Cash flows from operating activities
Net income	$26,501	$27,725
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	43,466	37,973
Amortization of debt issuance costs	1,338	1,375
Amortization of intangible assets	129	198
Stock-based compensation expense	969	842
Loss on foreign exchange	170	122
Gain on sale of used rental equipment	(165)	(3,324)
Deferred income taxes	429	630
Bad debt expense (recovery)	193	(19)
Changes in other operating assets and liabilities:
Accounts receivable	(4,387)	(4,688)
Prepaid expenses and other assets	(2,273)	(291)
Accounts payable, accrued expenses and other current liabilities	3,808	1,776
Due to container investors	(4,193)	(1,789)
Unearned revenue	3,216	1,920
Net cash provided by operating activities	69,201	62,450
Cash flows from investing activities
Purchase of rental equipment	(236,330)	(157,767)
Net proceeds from disposition of used rental equipment	27,585	26,496
Purchase of furniture, fixtures and equipment	(49)	(19)
Receipt of principal payments from direct financing leases	10,504	7,297
Net cash used in investing activities	(198,290)	(123,993)
Cash flows from financing activities
Proceeds from debt	236,831	240,560
Principal payments on debt	(104,714)	(159,282)
Debt issuance costs	(1,662)	-
Decrease in restricted cash	509	510
Repurchase of stock	-	(19,387)
Exercise of stock options	4,645	28
Excess tax benefit from share-based compensation awards	1,006	-
Net cash provided by financing activities	136,615	62,429
Effect on cash of foreign currency translation	(217)	358
Net increase in cash	7,309	1,244
Cash at beginning of the period	53,821	45,741
Cash at end of the period	$61,130	$46,985

CAI International, Inc.
Fleet Data
(UNAUDITED)

			As of June 30,
			2015	2014

Owned container fleet in TEUs			966,459	907,210
Managed container fleet in TEUs			222,140	266,860
Total container fleet in TEUs			1,188,599	1,174,070

Owned container fleet in CEUs			1,008,050	949,711
Managed container fleet in CEUs			200,925	245,460
Total container fleet in CEUs			1,208,975	1,195,171

Owned railcar fleet in units			3,671	1,973

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Average Utilization
Container Fleet Utilization in TEUs	92.6%	90.2%	92.7%	90.2%
Container Fleet Utilization in CEUs	93.3%	91.2%	93.4%	91.2%

			As of June 30,
			2015	2014
Period Ending Utilization
Container Fleet Utilization in TEUs			92.1%	91.3%
Container Fleet Utilization in CEUs			92.7%	92.1%

Utilization is computed by dividing total units on lease, in CEUs (cost equivalent units) or TEUs (twenty foot equivalent units), by the total units in our fleet, in CEUs or TEUs, excluding new units not yet leased and off-hire units designated for sale.
CEU is a ratio used to convert the actual number of containers in our fleet to a figure based on the relative purchase prices of our various equipment types to that of a standard 20 foot dry van container. For example, the CEU ratio for a standard 40 foot dry van container is 1.6, and a 40 foot high cube container is 1.7.

Reconciliation of GAAP Amounts to Non-GAAP Amounts
(In thousands, except per share data)
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Net income attributable to CAI common stockholders	$12,889	$13,446	$26,431	$27,717
Non-recurring tax charge	-	626	-	626
Non-recurring container management charge	828	-	828	-
Tax effect of non-recurring management charge	(298)	-	(298)	-

Adjusted net income attributable to CAI common stockholders	$13,419	$14,072	$26,961	$28,343

Diluted net income per share attributable to CAI common stockholders	$0.60	$0.60	$1.24	$1.23
Diluted net income per share attributable to CAI common stockholders	$0.63	$0.63	$1.26	$1.26

Weighted average number of common shares used to calculate (in thousands)
Diluted net income per share and diluted adjusted net income per share attributable to CAI common stockholders	21,398	22,355	21,346	22,506

Net income attributable to CAI common stockholders	$12,889	$13,446	$26,431	$27,717
Net interest expense	9,047	8,882	17,825	17,673
Depreciation	22,136	19,183	43,466	37,973
Amortization of intangible assets	45	99	129	198
Income tax expense	1,057	1,968	2,399	3,375
EBITDA	45,174	43,578	90,250	86,936
Principal payments from direct finance leases	5,350	3,951	10,504	7,297
Non-recurring management charge	828	-	828	-
Adjusted EBITDA	$51,352	$47,529	$101,582	$94,233

EBITDA represents net income before interest, income taxes, depreciation and amortization of intangible assets. Adjusted EBITDA represents EBITDA plus principal payments from direct finance leases, less a non-recurring net settlement received from a customer.

Conference Call

A conference call to discuss the financial results for the second quarter of 2015 will be held on Tuesday, July 28, 2015 at 5:00 p.m. ET. The dial-in number for the teleconference is 1-888-398-8098; outside of the U.S., call 1-707-287-9363. The call may be accessed live over the internet (listen only) under the “Investors” tab of CAI’s website, www.capps.com, by selecting “Q2 2015 Earnings Conference Call.” A webcast replay will be available for 30 days on the “Investors” tab of our website.

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures, and includes net income and earnings per share adjusted to reflect the impact of a non-recurring container management charge and related tax effects, and a non-recurring tax charge. In addition, this press release contains EBITDA and adjusted EBITDA, both of which are non-GAAP financial measures, and are defined in the tables above. These measures are not in accordance with, or an alternative for, generally accepted accounting principles, or GAAP, and may be different from non-GAAP financial measures used by other companies. We believe the presentation of non-GAAP financial measures provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations, and that when GAAP financial measures are viewed in conjunction with non-GAAP financial measures, investors are provided with a more meaningful understanding of our ongoing operating performance. Non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures. To the extent this release contains historical non-GAAP financial measures, we have also provided a reconciliation to the corresponding GAAP financial measures for comparative purposes.

About CAI International, Inc.

CAI is one of the world’s leading transportation finance and logistics companies. As of June 30, 2015, CAI operated a worldwide fleet of approximately 1,209,000 CEUs of containers through 16 offices located in 13 countries including the United States. As of June 30, 2015, CAI also owned a fleet of 3,671 railcars, which it leases within North America.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and the future performance of CAI, including but not limited to, the statements regarding management's business outlook on the container leasing business, the stock repurchase authorization and the flexibility it provides as an effective way to return value to stockholders, management's outlook for growth of CAI’s railcar leasing investments and the outlook, benefits and synergies expected from the acquisition of ClearPointt Logistics LLC. These statements and others herein are forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934 and involve risks and uncertainties that could cause actual results of operations and other performance measures to differ materially from current expectations including, but not limited to, utilization rates, expected economic conditions, expected growth of international trade, availability of credit on commercially favorable terms or at all, customer demand, container investment levels, container prices, lease rates, increased competition, volatility in exchange rates, growth in world trade and world container trade, the ability of CAI to convert letters of intent with its customers to binding contracts, potential to sell CAI’s securities to the public and others.

CAI refers you to the documents that it has filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2014 and its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. These documents contain additional important factors that could cause actual results to differ from current expectations and from forward-looking statements contained in this press release. Furthermore, CAI is under no obligation to (and expressly disclaims any such obligation to) update or alter any of the forward-looking statements contained in this press release whether as a result of new information, future events or otherwise, unless required by law.

CONTACT:
CAI International, Inc.
Tim Page, 415-788-0100
Chief Financial Officer
tpage@capps.com